Exhibit 99.1

TransDigm Completes Acquisition of Airborne Systems

CLEVELAND, December 19, 2013 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of Airborne Systems Inc. (“Airborne” or the “Company”), for approximately $250 million in cash. Airborne Systems was owned by Metalmark Capital and the acquisition was previously announced on December 2, 2013.

Airborne Systems is the industry leading designer and manufacturer of personnel parachutes, cargo aerial delivery systems, emergency escape systems, naval decoys and other related products. The Company’s highly proprietary products have significant sole source positions with the governments of the United States, United Kingdom and over 50 additional nations. Airborne’s revenues for the fiscal year ended June 30, 2013 were approximately $160 million.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com